                                                             EXHIBIT (h)(51)(a)

              Variable Annuity Shareholder Information Agreement
                   (Goldman Sachs Variable Insurance Trust)

VARIABLE ANNUITY SHAREHOLDER INFORMATION AGREEMENT entered into as of April 16, 2007 by and between Goldman, Sachs & Co. (the "Fund Agent") and American General Life Insurance Company (the "Intermediary").

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

The term "Intermediary" shall mean (i) any broker, dealer, bank, or other entity that holds securities of record issued by a Fund in nominee name;
(ii) in the case of a participant-directed employee benefit plan that owns securities issued by a Fund (1) a retirement plan administrator under ERISA or
(2) any entity that maintains the plan's participant records; and (iii) an insurance company separate account.

The terms "Fund," individually, and "Funds," collectively, shall mean the Goldman Sachs Variable Insurance Trust and each of its separately designated series, with the exception of any series of the Goldman Sachs Variable Insurance Trust that would be deemed an "excepted fund," as such term is defined in Rule 22c-2(b) under the Investment Company Act of 1940 (the "1940 Act").

The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund under the 1940 Act that are held by the Intermediary.

The term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs;
(ii) as a result of any deduction of charges or fees under a Contract;
(iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

The term "written" includes electronic writings and facsimile transmissions.

WHEREAS, the Fund Agent is the Principal Underwriter of the Funds; and

WHEREAS, the Intermediary is a "financial intermediary" within the meaning of Rule 22c-2 under the 1940 Act, and holds shares of the Funds in connection with the issuance of variable life insurance and/or variable annuity contracts.

WHEREAS, the Fund Agent and the Intermediary have entered into a participation or similar agreement pursuant to which such Fund shares are purchases and sold.

NOW, THEREFORE, the Fund Agent and the Intermediary hereby agree as follows:

1. Agreement to Provide Information. The Intermediary agrees to provide the Fund Agent, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government issued identifier ("GII") and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund Agent, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

   1.1 Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. The Fund Agent may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

   1.1a Timing of Requests. Fund Agent requests for Shareholder information shall be made no more frequently than quarterly except as the Fund Agent deems necessary to investigate compliance with policies established by a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

   1.2 Form and Timing of Response. (a) The Intermediary agrees to provide, promptly upon request of the Fund Agent or its designee, but in any event no later than five (5) business days, the requested information specified in paragraph 1. If requested by the Fund Agent or its designee, the Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in paragraph 1 is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund Agent or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in paragraph 1 for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing Shares, in nominee name on behalf of other persons, securities issued by a Fund. The Intermediary additionally agrees to inform the Fund Agent whether it plans to perform
   (i) or (ii).

   (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund Agent or its designee and the Intermediary; and

   (c) To the extent practicable, the format for any transaction information provided to the Fund Agent should be consistent with the NSCC Standardized Data Reporting Format.

   1.3 Limitations on Use of Information. The Fund Agent agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

2. Agreement to Restrict Trading. The Intermediary agrees to execute written instructions from the Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund Agent as having engaged in transactions in a Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund. Unless otherwise directed by the Fund Agent, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through the Intermediary. Instructions must be received by the Intermediary at the address noted in Appendix A to this agreement.

   2.1 Form of Instructions.

   Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and any specific restriction to be executed, including how long any restriction is to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

   2.2 Timing of Response. The Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

   2.3 Confirmation by Intermediary. The Intermediary must provide written confirmation to the Fund Agent that instructions have been executed. The Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3. Applicability to Affiliates. The Intermediary acknowledges and agrees that the Intermediary has identified and/or will identify to the Fund Agent all persons affiliated with the Intermediary and known to the Intermediary who meet the definition of "Intermediary" as set forth in Section 4 of this Agreement. In the event that any such person is not so identified, such person shall be deemed to be subject to the terms and conditions of this Agreement until such person has entered into a separate agreement with the Fund Agent.

4. Construction of the Agreement; Fund Participation Agreements. The parties have entered into one or more Fund Participation or similar Agreements between or among them for the purchase and redemption of Shares by the Accounts in connection with the Contracts. This Agreement supplements those [Fund Participation] Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation or similar Agreement, the terms of this Agreement shall control. Termination of this Agreement by either party shall not automatically result in a termination of such Fund Participation or similar Agreement.

5. Amendments. The Fund Agent may unilaterally modify this Agreement at any time by written notice to the Intermediary to comport with the requirements of applicable laws and regulations, and any interpretation thereof by the Securities and Exchange Commission or its staff. The first order for a transaction in the Shares placed by the Intermediary subsequent to the giving of such notice shall be deemed acceptance by the Intermediary of the modification described in such notice.

7. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

8. Assignment. Neither party may assign the Agreement, or any of the rights, obligations, or liabilities under the Agreement, without the written consent of the other party.

9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

10.Third-Party Beneficiaries. As required by Rule 22c-2, the Fund Agent is entering into this Agreement on behalf of the Funds. The Funds shall have the right to enforce all terms and provisions of this Agreement against any and all parties hereto and or otherwise involved in the activities contemplated herein.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

Goldman, Sachs & Co.


---------------------------------
By:
Title:

American General Life Insurance Company


---------------------------------
By:
Title:


---------------------------------
Attest:
Title:

(seal)

                                  Appendix A

                      Representatives of the Intermediary

Requests for Shareholder Information or Trading Restrictions must be directed to:

   Jennifer Powell
   Senior Counsel
   AIG American General
   2929 Allen Parkway, A30-25
   Houston, TX 77019
   (713) 831-4954

and to:

   Michael McArthur
   Variable Products Accounting
   AIG American General
   2727-A Allen Parkway
   Houston, TX 77019
   (713) 831-3504